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                                                                   EXHIBIT 99.1


NEWS RELEASE
CITGO PETROLEUM CORPORATION, 1293 ELDRIDGE AVE., HOUSTON, TX 77077
KATE ROBBINS  832/486-5764                       JENNIFER HILL  918/495-4260
FACSIMILE  832/486-1814


FOR IMMEDIATE RELEASE:
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      CITGO Petroleum Corporation Cash Tender Offer for 11-3/8% Senior Notes


TULSA, Okla., October 8, 2004 -- CITGO Petroleum Corporation today announced that it has commenced a cash tender offer (the "Offer") for any and all of its outstanding $550,000,000 11-3/8% senior notes due 2011 and a solicitation of consents (the "Consent Solicitation") to eliminate certain restrictive covenants from the indenture governing the 11-3/8% notes. The Offer and Consent Solicitation are being made pursuant to an Offer to Purchase and Consent Solicitation Statement, dated October 8, 2004.

         The total consideration will be determined by pricing the 11-3/8% notes using standard market practice to the First Call date at a fixed spread of 85 basis points over the bid side yield on the 2.625% Treasury Note due November 15, 2006, determined at 2:00 p.m. New York City time on October 20, 2004 (the "Pricing Date") by reference to the Bloomberg Pricing Monitor. Holders who tender and deliver their consents to the proposed amendments to the indenture governing the 11-3/8% notes by 5:00 p.m. New York City time on October 19, 2004 (the "Consent Date") will be eligible to receive the total consideration, which includes a consent payment equal to $30 per $1,000 principal amount of 11-3/8% notes tendered. Holders who tender after the Consent Date but by November 5, 2004 (the "Expiration Date") will be eligible to receive the tender offer consideration, which equals the total consideration less the consent payment.

         The Offer is subject to, and conditioned upon, the receipt by CITGO of proceeds from an offering of its debt securities under a new financing. This financing condition is in addition to other conditions set forth in the Offer to Purchase and Consent Solicitation Statement.

         We expect to pay holders who validly tender their 11-3/8% notes by the Consent Date promptly following the satisfaction of the financing condition. We expect to pay holders who validly tender and do not withdraw their 11-3/8% notes after the Consent Date, but by the Expiration Date, promptly following the Expiration Date.

         Lehman Brothers Inc. is the Dealer Manager and Solicitation Agent, and D.F. King & Co., Inc. is the Information Agent, in connection with the Offer and Consent Solicitation. Requests for information should be directed to Lehman Brothers Inc. at (212) 528-7581 (call collect) or (800) 438-3242 (toll free). Requests for documents should be directed to D.F. King & Co., Inc. at (212) 269-5550 (call collect) or (800) 290-6431 (toll free).

         This press release is not an offer to purchase or the solicitation of an offer to sell with respect to the 11-3/8% notes. The offers are being made solely by the Offer to Purchase and Consent Solicitation Statement.


                                    -more-

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ABOUT CITGO

         CITGO Petroleum Corporation is a leading refining and marketing company based in Houston, Texas, with approximately 4,000 employees and annual revenues of approximately $25 billion. CITGO's ultimate parent is Petroleos de Venezuela, S.A. (PDVSA), the national oil company of the Bolivarian Republic of Venezuela and its largest supplier of crude oil.

         CITGO operates fuels refineries in Lake Charles, Louisiana, Corpus Christi, Texas, and Lemont, Illinois, and asphalt refineries in Paulsboro, New Jersey and Savannah, Georgia. CITGO has long-term crude oil supply agreements with PDVSA for a portion of the crude oil requirements at these facilities. CITGO is also a 41-percent participant in LYONDELL-CITGO Refining LP, a joint venture fuels refinery located in Houston, Texas. CITGO's interests in these refineries result in a total crude oil capacity of approximately 865,000 barrels per day.

         Serving nearly 14,000 branded, independently owned and operated retail locations, CITGO is also one of the five largest branded gasoline suppliers within the United States.

FORWARD LOOKING STATEMENTS

         Except for the historical information contained in this release, certain of the matters discussed in this release may be deemed to be "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Words such as "anticipate," "estimate," "expect," "project," "believe" and similar expressions generally identify a forward-looking statement. The factors that could cause actual results to differ materially from the forward-looking statements include general economic activity, developments in international and domestic petroleum markets, refinery turnarounds and operations as well as the other factors identified in our filings with the U.S. Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which apply only as of the date of this release. CITGO disclaims any duty to update any forward-looking statements.